UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)
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☐	Soliciting Material Pursuant to §240.14a-12
IPG PHOTONICS CORPORATION
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NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2010 annual meeting of stockholders, which is being held as follows:

Date:	Tuesday, June 8, 2010
Time:	10:00 a.m., local time
Location:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540

At the meeting, we will ask our stockholders to:

•	elect nine directors, each for a one-year term;

•	amend the Non-Employee Directors Stock Plan to increase the maximum number of shares of common stock that may be issued or transferred to any non-employee director participating in such plan by 320,000 shares;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on April 14, 2010 may vote at the meeting.

By order of the Board of Directors,

Angelo P. Lopresti
Vice President, General Counsel
and Secretary

April 15, 2010

Your vote is important. There are three ways to vote your shares by proxy:

•	Call the toll-free number listed on your proxy card;

•	Visit the Internet site address listed on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card by mail in the envelope provided.

If you choose to vote by mail, please do so promptly to ensure that your proxy arrives in sufficient time.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2010:

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009 are available at http://investor.ipgphotonics.com/annual-proxy.cfm.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE
INFORMATION ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE IPG PHOTONICS CORPORATION NON-EMPLOYEE DIRECTORS STOCK PLAN
Equity Compensation Plan Information
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
INFORMATION ABOUT COMMON STOCK OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER INFORMATION

IPG Photonics Corporation
50 Old Webster Road
Oxford, Massachusetts 01540

PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2010

INFORMATION ABOUT THE MEETING

The Meeting

The 2010 annual meeting of stockholders of IPG Photonics Corporation will be held at 10:00 a.m., local time, on Tuesday, June 8, 2010 at the offices of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540. At the meeting, stockholders of record at the close of business on April 14, 2010 who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the election of nine directors, each for a one-year term;

•	the amendment of the Non-Employee Directors Stock Plan to increase the maximum number of shares of common stock that may be issued or transferred to any non-employee director participating in such plan by 320,000 shares;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

•	any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not currently plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 20, 2010. In this mailing, we are including a copy of our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009 (excluding exhibits), as filed with the Securities and Exchange Commission, or the SEC. The 2009 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Who May Vote

Holders of record of our common stock at the close of business on April 14, 2010 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Secretary at our corporate offices, located at 50 Old Webster Road, Oxford, Massachusetts 01540, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 4:30 p.m., local time, during the ten days before the date of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 14, 2010, the record date for the meeting. You may vote your shares at the meeting in person or by proxy.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you may:

•	call the toll-free number listed on the accompanying proxy card;

•	visit the Internet site address listed on the accompanying proxy card; or

•	complete, sign and date the accompanying proxy card and return it in the envelope provided.

The person named as proxy on the accompanying proxy card was designated by our Board and is one of our officers. All proxies that are properly received by us prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the shares represented by the proxy will be voted FOR election of all of the director nominees listed therein, FOR the amendment to the Non-Employee Directors Stock Plan to increase the maximum number of shares of common stock that may be issued or transferred to any non-employee director participating in such plan by 320,000 shares and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. Management is not aware of any other matters that will be presented for consideration at our 2010 annual meeting of stockholders. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxy holder named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with his judgment.

If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth in the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If a broker or nominee holds shares of our common stock for you in its name as record holder, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a “broker non-vote.” To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as an IPG Photonics

Corporation stockholder and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

At the close of business on April 14, 2010, there were 46,129,479 shares of our common stock outstanding. Our bylaws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of the Company’s common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2009 Annual Report on Form 10-K. If you and other residents at your mailing address own shares of the Company’s common stock in your own names, you may have received only one copy of this proxy statement and our 2009 Annual Report on Form 10-K unless you provided our transfer agent with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2009 Annual Report on Form 10-K by sending a written request to IPG Photonics Corporation, Attention: Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540, or by calling our Secretary at (508) 373-1100. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by calling 1-800-542-1061 or writing to Broadridge Investor Communication Services, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the election of nine persons to serve as directors, each for a one-year term that will begin at the meeting and end at our 2011 annual meeting of stockholders, or until his successor has been duly qualified and elected, or until his earlier death, resignation or removal.

Nominees for Election

The following table sets forth certain information as of March 31, 2010 regarding our incumbent directors, each of whom has been nominated by the Board of Directors for re-election at our 2010 annual meeting of stockholders.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	71	Chief Executive Officer and Chairman of the Board
Eugene Shcherbakov, Ph.D.	62	Managing Director of IPG Laser and Director
Igor Samartsev	47	Acting General Manager of NTO IRE-Polus and Director
Robert A. Blair	63	Director
Michael C. Child	55	Director
John H. Dalton	68	Director
Henry E. Gauthier	69	Director
William S. Hurley	65	Director
William F. Krupke, Ph.D.	73	Director

Valentin P. Gapontsev, Ph.D., founded IPG in 1990 and has been our Chief Executive Officer (“CEO”) and Chairman of our Board of Directors since our inception. Prior to that time, he served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science’s Institute of Radio Engineering and Electronics in Moscow. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology. In 2006, he was awarded the Ernst & Young® Entrepreneur of the Year Award for Industrial Products and Services in New England, and in 2009, he was awarded the Arthur L. Schawlow Award by the Laser Institute of America. Dr. Gapontsev serves as both Chairman and CEO, He is the founder of the Company and has successfully led the Company and the Board since the Company was formed. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to the Company and the Board. For these reasons, he has been nominated to continue serving on the board.

Eugene Shcherbakov, Ph.D., has served as the Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and has been a member of our Board of Directors since September 2000. Dr. Shcherbakov served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Shcherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Shcherbakov graduated from the Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Shcherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr. Sci. degree in Laser Physics from its General Physics Institute. Dr. Shcherbakov has been nominated to continue serving on the Board because of his position as manager of IPG Laser GmbH and because of his extensive technological knowledge of fiber lasers and components and the manufacturing process. His service as an executive officer of the Company provides the Board with a detailed understanding of the Company’s operations.

Igor Samartsev has been the acting General Manager of our Russian subsidiary, NTO IRE-Polus, since 2005. He served as the Technical Director of NTO IRE-Polus from 2000 to April 2005 and, from 1993 to 2001, he was the Deputy Director of NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology. Mr. Samartsev is one of the founders of the Company and has a significant management role in the Company. The Board values Mr. Samartsev’s understanding of the needs of the Company’s growing Russian operations. For these reasons, he has been nominated to continue serving on the Board.

Robert A. Blair has served as a member of our Board of Directors since September 2000. Since January 1999, Mr. Blair has been the President of the Blair Law Firm P.C. Mr. Blair was a senior partner at the law firm of Manatt, Phelps & Phillips from 1995 to 1999. He was the managing partner of the law firm of Anderson, Hibey, Nauheim & Blair from 1981 to 1995. He is a trustee under Winkler Trusts, previously the primary sources of equity for, and owners of, real estate ventures developed by The Mark Winkler Company. Mr. Blair is managing partner of several real estate partnerships, has been a manager/principal in cellular telephone ventures and assisted in the launch of a VoIP business. He is the founding Chairman and Chairman Emeritus of the S Corporation Association of America. Mr. Blair holds a B.A. in Mathematics from the College of William & Mary, where he previously served on its governing Board of Visitors, and a J.D. from the University of Virginia School of Law. He has been nominated to continue serving on the Board because of his extensive management and legal experience and his knowledge of international business transactions and government practice. Also, Mr. Blair has valuable experience from years of serving on compensation committees and negotiating numerous employment arrangements.

Michael C. Child has served as a member of our Board of Directors since September 2000. Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as a Managing Director. He served on the board of directors of Eagle Test Systems, Inc., a manufacturer of semiconductor test equipment, from 2004 to 2008. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. Mr. Child has been nominated to continue serving on the Board because of his extensive knowledge of management, operations and finance of technology growth companies. In addition, he has extensive board and committee experience at both public and private companies.

John H. Dalton has served as a member of our Board of Directors since September 2000. Since 2005, he has been President of the Housing Policy Council of The Financial Services Roundtable. From September

2000 to December 2004, Mr. Dalton served as our President. He was appointed Secretary of the Navy by President Clinton in 1993 and served in that capacity until 1998. Mr. Dalton was nominated by President Carter to be President of the Government National Mortgage Association and to the Federal Home Loan Bank Board, where he served as Chairman. He is a member of the boards of directors of Fresh Del Monte Produce Inc. and BGC Partners, Inc. Mr. Dalton graduated with distinction from the United States Naval Academy and holds an M.B.A. from the Wharton School of Finance and Commerce of the University of Pennsylvania. Mr. Dalton has been nominated to continue serving on the Board because of his experience at senior positions in the government and his extensive board and committee experience at both public and private companies.

Henry E. Gauthier has served as a member of our Board of Directors since April 2006. Mr. Gauthier was President from February 2005 to May 2005, consultant from January 2004 to February 2005 and June 2005 to December 2006, and Chairman of the board of directors from May 2005 to December 2008, of Reliant Technologies, Inc., which was acquired in December 2008 by Solta Medical, Inc., a manufacturer of medical laser systems and one of our customers. See “Certain Relationships and Related Party Transactions.” He served as Vice Chairman of the board of directors of Coherent, Inc., a manufacturer of photonic products, from October 2002 to March 2006. He served as Chairman of the board of directors of Coherent, Inc. from February 1997 to October 2002 and was its President from 1983 to 1996. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. He has been a member of the board of directors of Alara, Inc. since 1997. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School. Mr. Gauthier has been nominated to continue serving on the Board because of his extensive knowledge of the laser industry and his management and operational experience from over two decades as an executive at the world’s largest laser company. Having been a member of the audit, compensation, and nominating and corporate governance committees of public and private company boards in the technology field, Mr. Gauthier is familiar with a full range of corporate and board functions.

William S. Hurley has served as a member of our Board of Directors since April 2006. Since April 2006, he has been principal of W. S. Hurley Financial Consulting LLC, which provides supplemental chief financial officer services. From 2002 to April 2006, he was a partner with Tatum LLC, a nationwide executive services and consulting firm. He was Senior Vice President and Chief Financial Officer at Applied Science & Technology, a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001. He served as Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999. From 1992 to 1995, he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. From 1993 to 2004, Mr. Hurley was a member of the board of directors of The L. S. Starrett Company, a manufacturer of precision tooling, where he served on the audit and compensation committees. He holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from Columbia University Graduate School of Business, is a certified public accountant, and possesses a Certificate of Director Education issued by the National Association of Corporate Directors. He has been nominated to continue serving on the Board because of the extensive experience he gained during his service on the board of directors of The L. S. Starrett Company and his experience as a chief financial officer of three public companies.

William F. Krupke, Ph.D., has served as a member of our Board of Directors since February 2001. Since 1999, Dr. Krupke has been President of a laser technology and applications consulting firm (now WFK Lasers, LLC). From 1972 to 1999, Dr. Krupke worked at the Lawrence Livermore National Laboratory, which provides research and development services to various U.S. government departments, serving for the last twenty of such years as Deputy Associate Director of the Laser Programs Directorate. Dr. Krupke holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and M.A. and Ph.D. degrees in Physics from the University of California at Los Angeles. Dr. Krupke has been nominated to continue serving on the Board because of his deep technological knowledge of lasers from over four decades of experience in the fields of solid-state lasers and innovative laser materials. This provides the Board with valuable insight regarding the Company’s products and current technology, as well as the future technological needs of the Company and the laser industry.

The nine persons receiving the greatest number of votes cast will be elected as directors. We will not count votes withheld or broker non-votes when we tabulate votes cast for the election of a director. Consequently, withheld votes or broker non-votes or other failures to vote will have no effect on the election of directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. GAPONTSEV, SHCHERBAKOV, SAMARTSEV, BLAIR, CHILD, DALTON, GAUTHIER, HURLEY AND KRUPKE AS DIRECTORS.

Corporate Governance

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees and the mission of the Board. These Governance Guidelines are available, along with other important corporate governance materials, on our website at www.ipgphotonics.com. We will also provide an electronic or paper copy of these Governance Guidelines, free of charge, upon request made to our Secretary at the address listed on the cover of this proxy statement.

The Governance Guidelines provide, among other things, that:

•	a majority of our Board of Directors must be independent;

•	an independent director presides over executive sessions of independent directors;

•	the Board appoints all members of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet periodically in executive sessions without the presence of the non-independent directors or members of our management;

•	directors may not serve on the boards of more than three other public companies; and

•	evaluations of the Board and committees are to be conducted annually.

The Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.

Director Nominations.  The Nominating and Corporate Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders. This Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in our Governance Guidelines, the Board seeks members from diverse professional backgrounds with a reputation for integrity who do not have professional commitments that might unreasonably interfere with the demands and duties of a board member. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. The Nominating and Governance Committee seeks diversity in the membership of the Board. It does not have formal objective criteria for determining the degree of diversity needed or present on the Board. Instead, it and the Board seek candidates with a range of experience. Board candidates are considered based upon various criteria, such as age, skills, knowledge, perspective, broad business judgment and leadership, knowledge of relevant industry, technical or regulatory affairs, business creativity and vision, experience and any other factors appropriate in the context of an assessment by the Nominating and Corporate Governance Committee of the needs of the Board at that time. Candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and must be over 21 years of age and possess the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee considers an individual’s personal integrity and judgments and whether the individual satisfies criteria for independence as may be required by applicable regulations. The Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Nominating and Corporate Governance Committee has adopted a policy under which it will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The Nominating and Corporate Governance Committee evaluates and interviews potential board candidates. All members of the Board may interview the final candidates.

Director Independence.  IPG follows director independence rules under NASDAQ listing standards and SEC rules. Also, our Governance Guidelines require that a majority of our Board of Directors satisfy the independence rules of the Nasdaq Global Market and the SEC. Our Nominating and Corporate Governance Committee has determined that Messrs. Blair, Child, Dalton, Gauthier and Hurley and Dr. Krupke are “independent” as defined by Nasdaq Rule 4200(a)(15). Our Nominating and Corporate Governance Committee has determined that no such member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Executive Sessions.  Our independent directors meet privately, without management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet without management present from time to time as they deem necessary.

Presiding Independent Director; Board Leadership Structure.  In accordance with our Governance Guidelines, the Board has a presiding independent director with leadership authority and responsibilities. The presiding independent director sets the agenda for, and leads, executive sessions of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman and CEO. The presiding director provides input on the agenda for Board meetings; facilitates discussions outside of scheduled Board meetings among the independent directors on key issues as required; and serves as a non-exclusive liaison with the Chairman and CEO in consultation with the other independent directors. The position of presiding independent director rotates at each meeting based upon date of first election to the Board.

Dr. Gapontsev serves as CEO and Chairman of the Board. He is the founder of the Company and beneficially owns approximately 41% of the Company’s stock. His dual role was established ten years ago when the Board was first established. The independent directors believe that at the Company’s current stage, Dr. Gapontsev’s in-depth knowledge of the Company’s operations and vision make him the best-qualified director to serve as Chairman. The Board has a presiding independent director role as described above.

The Board also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many other companies seek to achieve by separating the roles of CEO and Chairman of the Board. IPG’s governance practices provide for strong independent leadership, independent discussion among directors and independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in IPG’s Governance Guidelines and the various committee charters, which are available on our website. Some of the relevant processes and other corporate governance practices include:

•	The Board has a presiding independent director with leadership authority and responsibilities as described above.

•	At each regularly scheduled Board meeting, all non-management directors meet in an executive session without management directors. In these executive sessions, the independent directors deliberate on such matters as CEO succession planning and the performance of the CEO.

•	Two-thirds of our directors are independent directors, which exceeds the NASDAQ requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. The Audit, Compensation and Nominating and Governance Committees are all comprised solely of independent directors.

•	Each of our directors is elected annually by our stockholders.

•	Our Governance Guidelines also ensure that the other independent members of the Board are involved in key aspects of governance. Independent directors regularly request presentations by management at Board and Committee meetings on subjects they deem important. Furthermore, each Board member has full and free access to the Company’s management and employees, and managers attend committee meetings without the presence of the CEO.

For the reasons set forth above, the Board believes that the CEO is best qualified to act as Chairman of the Board.

Risk Oversight.  The Board’s primary role in the Company is to provide general oversight of strategy and operations. As part of its oversight of operations, the entire Board reviews and discusses the performance of Company and the principal risks involved in the operations of the Company. In addition, each of our Board committees considers certain risks within their respective areas of responsibilities. For example, the Audit Committee considers financial risk and recommends guidelines to monitor and control such risk exposures. The Compensation Committee reviews the Company’s executive compensation programs, their effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders, and an entity-wide compensation risk assessment. The Nominating and Corporate Governance Committee reviews significant related party transactions with directors, executives and managers and may conduct negotiations on behalf of the Company. The independent directors as a group oversee succession planning. The Board’s risk oversight role does not interfere with the Company’s day-to-day management because two-thirds of the directors are independent directors and therefore have no conflicts that might discourage critical review of the Company’s risks.

Director Meetings.  It has been the practice of our Board to hold at least four in person regular meetings each year. Our Board of Directors met in person or by telephone eight times and acted by unanimous written consent once in 2009. All of our directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and committees on which they served in 2009.

Policy Regarding Board Attendance.  In accordance with our Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board of Directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Eight of our directors attended our 2009 annual meeting of stockholders.

Stock Ownership Guidelines.  The Board adopted stock ownership guidelines in 2007 to more closely align the interests of our directors and executive officers with those of our stockholders. The guidelines provide that (i) non-employee directors should maintain an investment in our stock that is at least equal to five times their annual cash Board retainer (excluding committee retainers); (ii) the Chief Executive Officer should maintain an investment in our stock that is at least equal to five times his annual salary; and (iii) other executive officers should maintain an investment that is at least equal to two times their annual salaries. In each case, the investment levels phase in over time and the investment levels are to be achieved no later than five years following the director’s or executive’s initial election or appointment or December 12, 2011, whichever occurs later. All directors and named executive officers were in compliance with our stock ownership guidelines as of December 31, 2009, except Mr. Child.

The Nominating and Corporate Governance Committee reviews the stock ownership guidelines and recently recommended changes to them based in part upon a comparative analysis of the ownership guidelines from the group of industry peers used for executive compensation analysis. The Board approved an amendment to the stock ownership guidelines in March 2010, which now provide that (i) non-employee directors should maintain an investment in our stock that is at least equal to the lesser of 3,000 shares or one times their annual cash Board retainer (excluding committee retainers); (ii) the Chief Executive Officer should maintain an investment in our stock that is at least equal to the lesser of 7,500 shares or one times his annual salary; and (iii) other executive officers should maintain an investment that is at least equal to 5,000 shares or one times their annual salaries. Vested equity compensation, such as vested options and restricted stock, count towards the stock ownership levels. Under the amended guidelines, these ownership levels should be achieved no later than four years after the person’s first election as a director or as an executive officer, except that prior to such time, the guidelines provide that the person should retain a certain portion of stock issued upon exercise or issuance of stock under equity compensation plans after payment until the minimum ownership levels are attained.

Shareholder Communications.  Stockholders wishing to write to the Board or a specified director or a committee of the Board should send correspondence to IPG Photonics Corporation, attention Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company shall be forwarded to the members or committee of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board, the communication shall be forwarded to all members of the Board.

Corporate Responsibility

Code of Business Conduct.  We have adopted a code of business conduct that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at www.ipgphotonics.com.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters.  Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at www.ipgphotonics.com.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. Copies of the charters of all standing committees are available on our website at www.ipgphotonics.com. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Secretary.

Audit Committee.  The current members of our Audit Committee are Mr. Hurley, who serves as Chairman, Mr. Child and Mr. Gauthier, each of whom is “independent” for Audit Committee purposes under the applicable rules of the Nasdaq Global Market and the SEC. The Nominating and Corporate Governance Committee has determined that Mr. Hurley qualifies as an “audit committee financial expert,” as defined under the Securities Exchange Act of 1934, as amended, and the applicable rules of the Nasdaq Global Market. The Audit Committee met in person or by telephone seven times in 2009. The Audit Committee, among other things:

•	appoints, approves the fees of, and assesses the independence of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from the independent registered public accounting firm;

•	resolves disagreements between management and our independent registered public accounting firm;

•	pre-approves auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishes, reviews and updates our code of business conduct and ethics;

•	establishes procedures for the receipt of accounting-related complaints and concerns;

•	meets independently with our independent registered public accounting firm and management;

•	prepares the Audit Committee report required by SEC rules to be included in our proxy statements; and

•	performs any other activities consistent with its charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

Compensation Committee.  The current members of our Compensation Committee are Mr. Blair, who serves as Chairman, Mr. Gauthier and Dr. Krupke, each of whom is an independent director. The Compensation Committee met in person or by telephone nine times and acted by unanimous written consent four times in 2009. The Compensation Committee, among other things:

•	annually reviews and approves base salary, short-term and long-term incentive compensation, perquisites and other benefits for our CEO, other officers and key executives;

•	reviews and approves corporate goals and objectives relevant to compensation of our CEO, other officers and key executives;

•	evaluates, along with input of the independent directors, the performance of our CEO in light of our corporate goals and objectives and determines the compensation of our CEO;

•	periodically reviews compensation practices, procedures and policies throughout the Company;

•	reviews and approves employment and severance agreements for our CEO, other officers and key executives;

•	appoints and approves the fees of the independent compensation consultant assisting in the evaluation of CEO, senior executives and director compensation, and obtains advice from legal, accounting and other advisors as it deems appropriate;

•	reviews and recommends to the Board compensation for non-employee members of the Board;

•	administers Company equity-based compensation plans;

•	reviews the activities of the saving plan committee; and

•	performs any other activities as such committee or the Board determines or is required by the Company’s charter or by-laws or applicable law.

Nominating and Corporate Governance Committee.  The current members of our Nominating and Corporate Governance Committee are Mr. Child, who serves as Chairman, Mr. Dalton, Mr. Hurley and Dr. Krupke, each of whom is an independent director. Messrs. Dalton and Child joined the Committee in March 2009 and June 2009, respectively. The Nominating and Corporate Governance Committee met in person or by telephone six times in 2009. The Nominating and Corporate Governance Committee, among other things:

•	develops and recommends to the Board criteria for board membership;

•	recommends to the Board changes that the Committee believes to be desirable with regard to the appropriate size, functions and needs of the Board;

•	identifies and evaluates director candidates, including nominees recommended by our stockholders;

•	identifies individuals qualified to fill vacancies on any committee of the Board;

•	reviews procedures for stockholders to submit recommendations for director candidates;

•	recommends to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviews the performance of the Committee and evaluates its charter periodically;

•	develops and recommends to the Board a set of corporate governance guidelines; and

•	reviews and approves related party transactions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2009:

	Fees Earned
	or Paid in	Stock Awards	Option Awards
Name	Cash ($)	($)(1)	($)(1)	Total ($)

Robert A. Blair(2)	48,444	11,070	24,631	84,145
Michael H. Child(2)	50,153	11,070	24,631	85,854
John H. Dalton(2)	36,250	11,070	24,631	71,951
Henry E. Gauthier(2)	48,750	11,070	24,631	84,451
William S. Hurley(2)	56,250	11,070	24,631	91,951
William F. Krupke(2)	42,653	11,070	24,631	78,354

(1)	Valuation based on the fair value of the restricted stock unit and stock option awards as of the grant date determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), with respect to 2009. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2010. On June 9, 2009, each director was granted restricted stock units for 1,000 shares of common stock and options to purchase 6,667 shares of common stock at an exercise price of $11.07 per share. Both restricted stock units and options vest in a single installment on the earlier of the one-year anniversary of the date of grant or of the next annual meeting of stockholders following the date of grant.

(2)	As of December 31, 2009, Mr. Blair held options to purchase 41,668 shares of common stock, of which 25,000 were vested; Mr. Child owned options to purchase 26,668 shares of common stock, of which 10,000 were vested; Mr. Dalton owned options to purchase 46,668 shares of common stock, of which 30,000 were vested; Mr. Gauthier owned options to purchase 30,001 shares of common stock, of which 10,000 were vested; Mr. Hurley owned options to purchase 40,001 shares of common stock, of which 20,000 were vested; and Dr. Krupke owned options to purchase 21,668 shares of common stock, of which 5,000 were vested. Also, each of such directors held unvested restricted stock units for 1,000 shares of common stock as of December 31, 2009.

Director Compensation Plan

Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. The principal features of the non-employee director compensation plan are described below. The Board determines director compensation based upon the review and recommendation of the Compensation Committee. The Compensation Committee engaged Radford Surveys + Consulting, a unit of Aon Consulting (“Radford”), an independent compensation consultant, to provide a comprehensive review of compensation for non-employee directors and to make recommendations from time to time to the Board with regard to such compensation matters.

In February 2009, Radford assessed non-employee director compensation practices against peer companies previously approved by the Compensation Committee. The assessment found that the elements of the Company’s cash compensation were generally in line with the median, although total cash compensation was below the median, annual award vesting periods were longer than prevailing market practice and the amount of equity grants was below the median on a percentage-of-company basis. Based on these findings, the increasing time demands on non-employee directors’ service to the Company and the fact that there had been no change in non-employee director compensation since 2006, the Compensation Committee recommended, and the Board approved in March 2009, changes to the non-employee director compensation plan as described below effective June 9, 2009.

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings. Non-employee directors do not receive any additional payments or perquisites. Directors who are also our employees receive no additional compensation for their service as directors.

Our Certificate of Incorporation limits the dollar amount of personal liability of our directors for breaches by them of their fiduciary duties. Our Certificate of Incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors’ and officers’ liability insurance.

Cash Compensation

Our non-employee directors have the right to receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending meetings of the Board, committees or stockholders.

Amount

Board Retainer	$35,000
Audit Committee Retainers
Chair	$20,000
Non-Chair	$10,000
Compensation Committee Retainers
Chair	$15,000
Non-Chair	$7,500
Nominating and Corporate Governance Committee Retainers
Chair	$10,000
Non-Chair	$5,000

Prior to June 9, 2009, the annual Board retainer was $30,000. The retainers in the table above were scheduled to take effect on June 9, 2009. However, the non-employee directors voluntarily agreed to waive the increase in the annual Board retainer to which they otherwise would have been entitled for the period from June to September 2009.

Equity Compensation

Under our non-employee director compensation plan, non-employee directors continuing in office after each annual meeting of stockholders receive, effective following each annual meeting of stockholders, a grant of stock options to purchase 6,667 shares of common stock and restricted stock units for 1,000 shares of common stock vesting in a single installment on the earlier of the one-year anniversary of the date of grant or of the next annual meeting of stockholders following the date of grant. Upon initial election to the Board, each new non-employee director generally receives a grant of stock options to purchase 20,000 shares of our common stock vesting in four equal annual installments. The exercise price of each of these stock options is not less than the fair market value of our common stock on the date of grant. The non-employee director compensation plan provides that, with respect to options granted after the adoption of the plan, any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options then held by such director. Our non-employee directors stock option plan is described below under “Proposal 2” and under “Executive Compensation — 2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan.”

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE IPG PHOTONICS CORPORATION
NON-EMPLOYEE DIRECTORS STOCK PLAN

The Company’s non-employee directors stock plan was adopted by the Board in June 2006 and approved by the stockholders of the Company in October 2006. The non-employee directors stock plan provides for both cash and equity compensation for non-employee directors of the Company. Stockholders are being asked to approve an amendment to the non-employee directors stock plan at this meeting. The amendment to the non-employee directors stock plan was adopted by the Board on April 2, 2010. If approved by the stockholders, the amendment will increase the maximum number of shares of common stock that may be issued or transferred to any non-employee director participating in the non-employee directors stock plan by 320,000 shares, from 166,666 shares to 486,666 shares. A copy of the amendment is attached hereto as Exhibit A.

If the stockholders approve the amendment, there will be a balance of 333,992 shares available for grant under the non-employee directors stock plan. If the proposed amendment is not approved, the Company might not have sufficient shares available for grant pursuant to the non-employee director stock plan.

Vote Required

Approval of the amendment to the non-employee directors stock plan will require the affirmative vote of a majority of the voting shares held by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Description of the Amendment to Non-Employee Directors Stock Plan

The following is a summary of the terms of the non-employee directors stock plan, as amended by the amendment described above.

Purpose and Type of Awards.  The purpose of the non-employee directors stock plan is to provide a means through which the Company may attract and retain non-employee directors. It provides for awards of stock options, stock appreciation rights, stock units, common stock and cash (each of the foregoing, an “Award”).

Administration.  The Board approves Awards under the non-employee directors stock plan, including the exercise price and other terms of each Award, subject to the provisions of the non-employee directors stock plan, and has general authority to administer the non-employee directors stock plan.

Eligible Participants.  Any non-employee director of the Company is eligible to participate in the non-employee directors stock plan. The Board has the sole and complete discretion to designate the participants in the non-employee directors stock plan (a “Participant” or the “Participants”). The non-employee directors stock plan currently has six Participants, of whom all are non-employee directors.

Shares of the Company’s Common Stock Authorized Under the Plan.  The maximum number of shares that now may be issued or transferred under the non-employee directors stock plan equals 0.75% of the number of outstanding shares of our Company (on a fully diluted basis) at the end of the plan year preceding the then-current plan year, or on January 1, 2006, whichever is greater, up to a maximum of 486,666 shares if the proposed amendment is approved by the stockholders. If the proposed amendment is not approved by the stockholders, the maximum number of shares that may be issued or transferred under the non-employee directors stock plan would be 166,666.

If any Award granted under the non-employee directors stock plan is forfeited, or if an Award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares of common stock covered by such Award may be granted to another Participant pursuant to the terms of the non-employee directors stock plan.

Effective Date and Duration of the Plan.  The effective date of the non-employee directors stock plan is June 21, 2006, the date it was adopted by the Board. The non-employee directors stock plan terminates ten years after its adoption, unless terminated earlier by the Board.

Exercise Price.  The exercise price for each Award is set by the Compensation Committee at the time of grant. It is intended that options meet the requirements for exemption from Section 409A of the Code, including the requirement that the exercise price per share be not less than the fair market value of the common stock at the time of grant, and the non-employee directors stock plan will be administered in a manner consistent with that intent. The non-employee directors stock plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Manner of Exercise and Form of Payment.  The stock option exercise price may be paid in cash or, in the sole discretion of the Board, by delivery to the Company of shares of common stock then owned by the Participant, or by the Company’s withholding a portion of the shares of common stock for which the stock option is exercisable, or by a combination of these methods. Payment may also be made by delivering a properly executed exercise notice to the Company and delivering a copy of irrevocable instructions to a broker directing the broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the delivery to the Company of shares of common stock then owned by the Participant, providing the Company with a notarized statement attesting to the number of shares owned by the Participant, where, upon verification by the Company, the Company would issue to the Participant only the number of incremental shares to which the Participant is entitled upon exercise of the stock option. In determining which methods a Participant may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate.

Vesting, Stock Option Period and Expiration.  Awards vest and become exercisable in such manner and on such date or dates determined by the Board and expire after such period, not to exceed ten years, as may be determined by the Board, all as set forth in an applicable award agreement. With respect to options granted after the adoption of the non-employee director stock plan, any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options then held by such director.

Change of Control or Reorganization.  Except to the extent reflected in a particular award agreement, in the event of a Change in Control (as defined in the non-employee directors stock plan), all Awards, notwithstanding any vesting schedule, shall become immediately fully vested and exercisable with respect to all shares of common stock subject to such Award.

Transferability.  Each Award granted under the non-employee directors stock plan to a Participant is not transferable otherwise than by will or the laws of descent and distribution, and stock options and stock appreciation rights shall be exercisable, during the Participant’s lifetime, only by the Participant. In the event of the death of a Participant, each stock option or stock appreciation right theretofore granted to him or her shall be exercisable during such period after his or her death as the Board shall, in its sole discretion, set forth in the award agreement on the date of grant and then only by the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the stock option or stock appreciation right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, the Board, in its sole discretion, may permit the transferability of a stock option by a Participant solely to members of the Participant’s immediate family or trusts or family partnerships or other similar entities for the benefit of such persons, and subject to such terms, conditions, restrictions and/or limitations, if any, as the Board may establish and include in the award agreement. The non-employee directors stock plan provides for limited exceptions to the non-transferability of Awards (and the rights attached thereto) received under the non-employee directors stock plan.

Amendment.  The Board may amend the non-employee directors stock plan at any time with or without prior notice; provided that no such amendment shall reduce the amount of any outstanding Award or change the terms and conditions thereof without the Participants’ consent; and provided further that no such amendment shall, without the approval of the stockholders of the Company: (a) increase the total number of shares which may be issued under the non-employee directors stock plan; or (b) modify the requirements as to eligibility for Awards under the non-employee directors stock plan.

Federal Income Tax Consequences Relating to the Plan.  The following summary of the federal income tax consequences of the grant and exercise of non-qualified stock options awarded under the non-employee directors stock plan, and the disposition of common stock purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. The summary is not intended to be a complete statement of applicable laws, it does not address state and local tax considerations nor does it address the tax consequences of options granted to individual tax payers located outside the U.S. and is not intended as tax advice to any person. Moreover the U.S. Federal income tax consequences to any particular individual may differ from those described herein by reason of the particular circumstances of such individual.

No income is realized by an optionee upon grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the “Spread”) at the time of exercise. The Spread is deductible by the Company for federal income tax purposes subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code of compensation paid to executives designated in those Sections. The optionee’s tax basis in the underlying shares acquired by exercise of a non-qualified stock option equals the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the non-qualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee’s holding period for shares acquired pursuant to the exercise of a non-qualified stock option will begin on the date of exercise of such option.

The payment by an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares of the Company, and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to the Company is taxable to the optionee. Such additional shares have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized and have a holding period that begins on the date ordinary income is recognized.

New Plan Benefits.  If the amendment to the Plan is approved by the stockholders, Participants will receive the aggregate benefits described in the following table in 2010, depending on the price per share of our common stock on the grant date:

Name and Position	Dollar Value ($)(2)	Number of Shares(3)

Executive Group	N/A	N/A
Non-Employee Director Group(1)	$324,791 ($54,132 per director)	40,002 shares subject to stock options (6,667 per director) and 6,000 restricted stock units (1,000 per director)
Non-Executive Officer Employee Group	N/A	N/A

(1)	Assuming participation of all six current non-employee director Participants.

(2)	Assuming a grant date value of $5.61 per stock option, and a per share stock price of $16.73 on the grant date for restricted stock units, which was the closing price of our common stock on the Nasdaq Global

Market on December 31, 2009, each of which is used only for purposes of estimating the dollar value. Actual valuation will be based on the fair value of the restricted stock unit and stock option awards as of the grant date determined pursuant to ASC Topic 718, with respect to 2010.

(3)	Both restricted stock units and options vest in one installment on the earlier of the one-year anniversary of the date of grant or of the next annual meeting of stockholders following the date of grant.

Information Regarding Equity Compensation Plans

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2009:

Equity Compensation Plan Information

Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	2,994,614	$8.01	1,812,829
Equity Compensation Plans Not Approved by Security Holders	33,334	$1.50	—

Total	3,027,948		1,812,829

The equity compensation plan not approved by security holders includes a non-plan grant of stock options by the Board of Directors in March 2000 to a non-employee advisor. The stock options were non-qualified stock options to purchase common stock at an exercise price of $1.50 per share. These options vested immediately and expired in March 2010.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS STOCK PLAN, WHICH INCREASES THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED OR TRANSFERRED TO ANY NON-EMPLOYEE DIRECTOR PARTICIPATING IN SUCH PLAN BY 320,000 SHARES.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2009. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2010, and to conduct an integrated audit of our consolidated financial statements for the year ending December 31, 2010 and of our internal control over financial reporting as of December 31, 2010.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

In order to pass, this proposal must receive a majority of the votes cast. We will count abstentions but not broker non-votes when we tabulate votes cast and, as a result, an abstention with respect to this proposal will have the same effect as a vote against the proposal.

We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Fees Paid to Deloitte & Touche LLP

The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to the Company in the last three fiscal years were as follows:

	Fees
Fee Category	2009	2008	2007

Audit fees	849,330	$923,363	$974,354
Tax fees	—	—	—
Total Fees	$849,330	$923,363	$974,354

Audit fees.  These fees comprise fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents and reviews related to SEC filings and quarterly services with respect to the preparation of our unaudited quarterly financial statements.

Tax fees.  Fees for tax services consisted of fees for tax compliance services and tax planning and advice services.

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of (i) federal, state and local income tax return assistance, (ii) sales and use, property and other tax return assistance and (iii) assistance with tax audits and appeals.

Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to (i) certain internal legal restructuring actions and other intra-group restructuring actions, (ii) transfer pricing and (iii) other miscellaneous consultations.

The Audit Committee has concluded that the provision of the non-audit services listed above is consistent with maintaining the independence of Deloitte & Touche.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing an opinion on the financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee has met and held discussions with management and the Company’s independent auditors, and has also met separately with the Company’s independent auditors, without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2009 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the required communications described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and those matters required to be reviewed pursuant to Rule 2-07 of Regulation S-X as well as the results of their audit of the effectiveness of internal controls over financial reporting.

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors’ independence, consistent with PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has discussed the written statement with the independent auditors and has considered whether the independent auditors’ provision of any other non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

AUDIT COMMITTEE

William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of March 31, 2010.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	71	Chief Executive Officer and Chairman of the Board
Eugene Shcherbakov, Ph.D.	62	Managing Director of IPG Laser
Timothy P.V. Mammen	40	Chief Financial Officer and Vice President
Angelo P. Lopresti	46	General Counsel, Secretary and Vice President
Alexander Ovtchinnikov, Ph.D.	49	Vice President-Components
George H. BuAbbud, Ph.D.	55	Vice President-Telecommunications Products
Igor Samartsev	47	Acting General Manager of NTO IRE-Polus
William S. Shiner	68	Vice President-Industrial Markets

The biographies of Dr. Gapontsev, Dr. Shcherbakov and Mr. Samartsev are presented on pages 3 and 4. The biographies of our other executive officers are presented below.

Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and a Vice President since November 2000. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and prior to that he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science and is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.

Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn from 1999 to 2001. Prior to that, he was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.

Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.

George H. BuAbbud, Ph.D., has served as our Vice President, Telecommunications Products, since July 2002. Prior to joining us, Dr. BuAbbud was Vice President and Chief Technical Officer for the Access Network Systems division of Marconi Communications, Inc., a maker of telecommunications systems, from 1999 to 2002. He holds a B.E. in Electrical Engineering from the American University of Beirut and an M.Sc. and a Ph.D. in Electrical Engineering from the University of Nebraska.

William S. Shiner has served as our Vice President-Industrial Markets since March 2007 and as Director of Industrial Markets since August 2002. Prior to joining us, Mr. Shiner was Vice President of Sales and Marketing for Coherent Industrial from 1980 to 1995 and Chief Operating Officer for Convergent Prima from 1995 to 2002. Mr. Shiner holds a B.S.E.E. and an M.B.A. from Northeastern University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives and Philosophy

We believe that our success depends on the continued contributions of our executive officers. We refer to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, as “Named Executive Officers.” Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and recognizing individual merit and overall business results.

In General

The objectives of our compensation programs are to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to achieving strategic business objectives;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase long-term stockholder value;

•	incentivize future performance through both short-term and long-term financial incentives to build a sustainable company and foster the creation of stockholder value; and

•	foster a shared commitment among executives through establishment of uniform company goals.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our long-term stockholders. Our policies are also intended to support the attainment of our strategic objectives by tying the interests of our executive officers with those of our long-term stockholders through financial and operational performance goals and equity-based compensation.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee.  The Compensation Committee of our Board determines, approves and administers the compensation of our executive officers, including our Named Executive Officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of stock and benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate, but it did not do so in 2009.

Our Compensation Committee’s policy is to set executive officer pay in accordance with the objectives of the Company’s compensation programs as described above. In our view, the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive with other companies in the laser source and photonics industry, as well as with a broader group of technology companies of comparable size and complexity that have similar growth rates and international scope. Actual compensation levels may be greater or less than average compensation levels provided by similar companies based upon annual and long-term Company performance, as well as individual performance, contributions, skills, experience and responsibilities.

During 2009, the Compensation Committee was comprised of three independent directors at all times: Robert A. Blair, Chair and Henry E. Gauthier served on the Committee for the entire year. Mr. Child served on the Committee until June 2009 and Dr. Krupke served on the Committee from and after June 2009. One Committee member has experience serving on compensation committees of a publicly traded company and was the president and chief executive officer of a publicly traded laser source and photonics company.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee regularly meets with Dr. Gapontsev, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers. Additionally, Mr. Mammen, our Chief Financial Officer, and Mr. Lopresti, our General Counsel, are regularly invited to meetings of the

Compensation Committee or otherwise asked to assist the Committee. Such assistance includes providing financial information and analysis for the Compensation Committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise). The Named Executive Officers attend portions of Compensation Committee meetings when requested, but leave the meetings as appropriate when matters that will potentially affect them personally are discussed. From time to time, outside legal counsel and the compensation consultant attend Compensation Committee meetings. The Compensation Committee makes decisions regarding Dr. Gapontsev’s compensation without him present.

Role of Compensation Consultant.  The Compensation Committee engaged Radford, an independent compensation consultant, to conduct a comprehensive review and analysis of our executive compensation program and to make recommendations in 2008 and 2009. The compensation consultant provides the Compensation Committee with an independent evaluation of executive compensation, and is available as needed by the Compensation Committee to provide advice and counsel. This review and analysis was requested by the Compensation Committee. Radford serves at the discretion of the Compensation Committee. Neither Radford nor Aon Consulting, Radford’s affiliate, does any other work for the Company. The Compensation Committee authorizes the compensation consultant to confer with management for perspective on the impact of compensation recommendations.

Pay Positioning Strategy

We strive to position the midpoint of the Company’s target compensation ranges near the 50th percentile of the target compensation of our peer group, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the Compensation Committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions as well as the Company’s performance. These factors are weighed individually by the Compensation Committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. The Chief Executive Officer’s review of the performance of his direct reports is carefully considered by the Compensation Committee in making individual pay decisions.

In analyzing our executive compensation program relative to this target market positioning, the Compensation Committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of industry peer companies selected with the assistance of Radford and management. For 2009, the industry peers were II-VI Incorporated, Avanex Corporation, Cognex Corporation, Coherent, Inc., Excel Technology, Inc., EXFO Electro-Optical Engineering Inc., FEI Company, FormFactor, Inc., GSI Group Inc., Hittite Microwave Corporation, Measurement Specialties, Inc., Newport Corporation, Opnext, Inc., Rofin-Sinar Technologies Inc., SiRF Technology Holdings, Inc. and Veeco Instruments Inc.

The Compensation Committee reviews this group annually to ensure that the comparisons are meaningful. Several factors were considered in selecting the peer group for 2009, the most important of which were:

•	industry (primarily laser, photonics, semiconductor, optical components and related device companies); and

•	revenue and employee levels (primarily companies with between $150 million and $600 million in annual revenues, and between 320 and 2,400 employees).

The Compensation Committee believes that companies that meet these criteria are our most likely competitors for executive talent in our labor markets. Radford also supplements its analysis with the data from participants in the Radford High Technology Survey having annual revenue between $100 million and $400 million.

Components of Compensation

The principal components of our executive officer compensation during 2009 were:

•	base salary;

•	short-term cash incentives;

•	long-term equity-based incentive awards;

•	severance benefits;

•	retirement savings benefits provided under a 401(k) plan; and

•	executive perquisites and benefit programs generally available to other employees.

These components were selected because the Compensation Committee believes that a combination of salary, incentive pay, severance and retirement benefits and perquisites is necessary to help us attract and retain the executive talent on which our success depends. The annual cash incentives are designed to allow the Compensation Committee to reward performance over a fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, severance and retirement benefits and perquisites, are structured to provide a minimum level of security for our executives relative to their day-to-day spending needs and long-term needs for income. The Compensation Committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the 50th percentile of market practices.

The Compensation Committee annually reviews the entire compensation program with the assistance of its compensation consultant and outside legal counsel. However, the Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the Committee considers both individual (as described above) and corporate factors.

Base Salary.  We provide base salary to our Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Unlike short-term cash incentives and long-term equity incentives, base salary is not subject to performance risk. The Compensation Committee reviews information provided by its compensation consultant, and considers the experience, skills, knowledge and responsibilities of the executive and the individual’s performance assessment provided by the Chief Executive Officer to assist it in evaluating base salary for each Named Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee additionally considers the performance of the Company as a whole.

Based upon the information provided by its compensation consultant, the Compensation Committee, in December 2008 approved 4% merit increases to the base salaries of the Named Executive Officers from the levels set by the Compensation Committee in May 2008. Dr. Ovtchinnikov received a 9% merit increase in December 2009. The Named Executive Officers voluntarily agreed to reduce their salaries to the levels in effect before the December 2008 merit increase for the period from May 2009 to September 2009. The Compensation Committee targets base salary near the market 50th percentile of the target compensation of our peer group. Salaries in 2009 for our Named Executive Officers were aligned, on average, near the 50th percentile range of the target compensation of the peer group.

Short-Term Cash Incentives.  To focus each executive officer on the importance of the performance of the Company, a significant portion of the individual’s potential short-term compensation is in the form of annual cash incentive pay that is tied to achievement of goals established by the Compensation Committee.

Our Named Executive Officers participate in our Senior Executive Short-Term Incentive Plan (the “STIP”). The STIP is administered by the Compensation Committee, which has discretion to determine the type of award, whether cash or non-cash, granted under the STIP. The emphasis of the STIP is on company-wide performance goals in order to foster a shared commitment among executives. Generally, award levels for executives are the same percentage of salary, except for the Chief Executive Officer who generally receives awards at a greater percentage of salary than the other officers for achievement of the same performance goals. The Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for executives, establishes target awards for each participant for the relevant performance period, and determines what percentage of the target award should be allocated to the achievement of each of the chosen performance targets in consultation with the Chief Executive Officer with respect to other executive officers.

In 2009, the Compensation Committee identified two financial performance measures, net sales and earnings before interest and taxes (excluding equity-based compensation expenses and expenses for budgeted litigation matters in excess of budgeted amounts), each as determined under the STIP, and assigned a 50% weighting factor to each performance measure. The Compensation Committee chose to focus on revenue growth and pretax profits so that our executive officers would be incentivized to deliver the types of growth that benefit our stockholders, namely increasing sales and profitability.

Upon the achievement of the objectives for each performance measure determined by the Compensation Committee, the Chief Executive Officer could receive a cash incentive payment ranging from 14% to 84% of his base salary, and other participants in the STIP could receive a cash incentive payment ranging from 9% to 56% of their respective base salaries, based upon achievement of the minimum to maximum objectives for both measures. The financial objectives were the same for all executive officers. The range of possible payout amounts for 2009 under the STIP for achievement of financial objectives for each Named Executive Officer is disclosed in the 2009 Grants of Plan-Based Awards table below. Consistent with our pay-for-performance philosophy, no cash incentive payments would be made if the minimum objectives established by the Compensation Committee in 2009 were not met. While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance. The Compensation Committee believes that the goals are reasonably difficult to achieve, as demonstrated by the fact that the Company has not achieved the maximum targets in any year since the STIP was adopted in 2005. The Compensation Committee set minimum and maximum targets for net sales of $235 million and $267 million, respectively, representing annual growth levels of 3% to 17% from the prior year. The minimum and maximum targets for earnings before interest and taxes were set from $56 million to $78 million, representing changes from -2% to 36% from the prior year. After reviewing the Company’s financial performance for 2009, which included net sales of $186 million and earnings before interest and taxes of $9 million, the Compensation Committee did not approve any cash incentive payments under the STIP for 2009.

The Chief Executive Officer and the other Named Executive Officers were also eligible in 2009 under the STIP to receive awards of up to 19% and up to 13% of their respective base salaries, respectively, based upon their individual performance. After reviewing the goals and objectives for the Chief Executive Officer which included additional financial measures, operational and strategic targets, the Compensation Committee did not approve any individual performance award for the Chief Executive Officer. Based on the Chief Executive Officer’s recommendation and the Compensation Committee’s assessment of the individual performance of the other Named Executive Officers, the Compensation Committee did not approve discretionary individual performance awards for any of the other Named Executive Officers.

The Compensation Committee targets total cash compensation (base salary plus short-term cash incentives) near the 50th percentile of the target compensation of our peer group. In 2009, total cash compensation for the Named Executive Officers was aligned on average with the lower end of the range of the 50th percentile of the target compensation of the peer group.

The Compensation Committee may make adjustments to our overall corporate performance goals and the ways that our actual performance results are calculated that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or changes in accounting or taxation standards. These adjustments also may exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions or divestitures.

Long-Term Equity-Based Incentives.  The goal of our equity-based award program is to provide employees and executives with the perspective of an owner with a long-term financial stake in the success of IPG, further increasing alignment with stockholders. Long-term incentive awards also incent employees to stay with us for longer periods of time, which in turn provides us with greater stability and directly links compensation to the long-term performance of the Company. In addition, these awards are less costly to us in the short-term than cash compensation. We review long-term equity incentives for our Named Executive Officers and other executives annually.

For our Named Executive Officers, our stock option program is based on grants that were individually negotiated in connection with their hiring by the Company and subsequent periodic grants. We have traditionally used stock options as equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing stockholders’ interests and, prior to our adoption of SFAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. Historically, our CEO has not received annual grants of stock options because, as the Company’s largest stockholder, he has the perspective of an owner with a significant financial stake in the Company’s success.

In 2009, the Compensation Committee considered that (i) equity compensation on average was below the 50th percentile of our peer group, (ii) retentive value was low because over a majority of equity grants of the executives were vested, (iii) the aggregate equity usage and the ratio of outstanding equity awards to outstanding shares were below median compared to the peer group, when adjusted for CEO non-participation, and (iv) there were gaps in vesting for the executives as the annual grant program was being implemented over time. In February 2009, the Compensation Committee awarded stock options to the Named Executive Officers other than the Chief Executive Officer as detailed in the Outstanding Equity Awards as of December 31, 2009 table below. These equity awards were on average near the 50th percentile range of the target compensation of the peer group.

Stock Option Grant Process.  In 2007, the Compensation Committee adopted an equity grant policy as follows:

•	only the Compensation Committee has the authority to approve equity grants;

•	grants made by the Compensation Committee occur only after discussion at a meeting of the Compensation Committee;

•	equity award grants ordinarily are made by the Compensation Committee only during an open trading window period under our insider trading policy;

•	the grant date ordinarily is within five business days following the first day of the open trading window period, or such other date as the Compensation Committee determines; and

•	the exercise price (if applicable) for all equity awards is the closing price on the date of grant and stock options are granted with an exercise price of no less than the closing market price on the date of grant.

In general, we issue nonqualified stock options to employees and executives, although we have issued incentive stock options and restricted stock units. Options typically have a life of ten years and the grants upon hiring vest over a four-year period, with the options vesting commencing on the first anniversary of the date of grant.

Severance Benefits.  The Compensation Committee believes that severance benefits are an important element of the executive compensation package, assist us in recruiting and retaining talented individuals, and our practices are consistent with peer practices. At the request of the Compensation Committee, Radford examined the termination benefits provided by the employment agreements then in effect with the Named Executive Officers, and compared them to the benefits provided by the peer group. The severance benefits reviewed included termination provisions, change in control provisions, cash severance payments, benefits continuation, acceleration of equity awards, non-competition and non-solicitation restrictions. Based upon this review, in 2008 the Compensation Committee approved new employment agreements for the Named Executive Officers summarized below in the section entitled “Employment Agreements.” The severance provisions of the employment agreements are summarized below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Retirement Savings Plan.  Executive officers in the United States are eligible to participate in our 401(k) retirement plan on the same terms as all other U.S. employees. Our 401(k) retirement plan is a tax-qualified plan and thereby subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers). We made matching contributions at a rate of 50% of eligible contributions under the 401(k) retirement plan to our employees, including Named Executive Officers, that participate in the plan as set forth in the Summary Compensation Table. Our executives outside of the United States participate in government-sponsored retirement programs. We do not maintain a supplementary executive retirement plan or a non-qualified deferred compensation plan for executives or for our directors.

Other Compensation.  All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life and disability insurance, vacation and employee stock purchase plans. These plans generally are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. Subject to local customs and the international nature of our business and management, it is generally our policy not to extend significant perquisites to our executives that are not generally available to our employees. Dr. Gapontsev uses Company-owned housing located on the site of our Burbach, Germany facilities and is provided with an automobile leased by the Company for Company business when he visits our German operations. Because of the Company’s multiple locations and the Chief Executive Officer’s travel demands, the Company believes that the use of Company-owned housing and a leased automobile are cost-effective and necessary to enable the Chief Executive Officer to perform his duties while he is in Germany on Company business. The Company also provides Dr. Shcherbakov with an automobile, as it does to other high-ranking employees in Germany.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other most highly compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m) or to compensation “paid pursuant to certain plans that existed prior to a corporation becoming publicly held”. Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). It is intended that stock option awards made under the Company’s 2006 Incentive Compensation Plan following the 2010 annual meeting of stockholders will qualify as “performance-based” compensation for purposes of Section 162(m), because the transition rules under Section 162(m) for newly public companies are no longer available to the Company following such meeting. We believe we can continue to preserve related federal income tax deductions, although individual exceptions may arise. The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by the Company while simultaneously providing our executive officers with appropriate rewards for their performance.

Accounting Considerations.  The Company considers the accounting implications of all aspects of its executive compensation program. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines in 2007 to more closely align the interests of our executive officers with those of our long-term stockholders. The guidelines require that the Chief Executive Officer should maintain an investment in our stock that is at least equal to five times his annual salary, and other executive officers should maintain an investment that is at least equal to two times their annual salaries. The ownership levels are phased in over time based upon the date of hire. As of December 31, 2009, the Named Executive Officers were in compliance with the stock ownership guidelines. The guidelines were amended in March 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2010 annual meeting of stockholders.

COMPENSATION COMMITTEE

Robert A. Blair, Chair
Henry E. Gauthier
William F. Krupke Ph.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)	($)(2)	($)(1)	($)(3)	($)

Valentin P. Gapontsev, Ph.D.,	2009	389,025	—	—	—	—	62,579	451,604
Chief Executive Officer	2008	375,000	—	—	—	177,677	66,407	619,084
and Chairman of the Board(4)	2007	360,000	—	—	—	164,524	60,743	585,267
Timothy P.V. Mammen,	2009	289,648	—	—	147,831	—	6,140	443,619
Chief Financial Officer	2008	279,814	35,438	—	286,437	52,933	6,049	660,671
and Vice President	2007	270,000	—	—	—	82,086	7,156	359,242
Eugene Shcherbakov, Ph.D.,	2009	351,437	—	—	130,093	—	25,426	506,956
Managing Director of IPG	2008	357,967	45,171	—	252,064	67,470	27,238	749,910
Laser and Director(4)	2007	322,062	—	—	—	95,549	24,960	442,571
Angelo P. Lopresti,	2009	289,648	—	—	118,265	—	6,410	414,323
General Counsel, Secretary	2008	279,814	35,438	—	229,149	52,923	6,365	603,689
and Vice President	2007	270,000	—	—	—	82,086	6,533	358,619
Alexander Ovtchinnikov, Ph D.,	2009	269,512	—	—	130,093	—	6,410	406,015
Vice President — Components	2008	248,723	31,563	—	252,064	46,989	6,364	585,703
	2007	240,000	—	—	—	72,965	7,071	320,036

(1)	Represents amounts earned under our Senior Executive Short-Term Incentive Plan for services rendered in 2009, 2008 and 2007, respectively.

(2)	Valuation based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of option grants are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

(3)	The amount in 2009 for Dr. Gapontsev consists of (i) $11,125 in premiums paid for group term life insurance, (ii) $5,072 in health care premiums paid in Germany, (iii) $11,115 in actual costs that we incurred to provide Dr. Gapontsev with housing in Germany and (iv) $35,267 in actual costs that we incurred to lease a car for Dr. Gapontsev in Germany, both for his use during his periodic visits to our factory there. Amounts for Messrs. Mammen and Lopresti and Dr. Ovtchinnikov include matching contributions to retirement accounts under our 401(k) plan and our payment of group term life insurance premiums. The amount for Dr. Shcherbakov reflects the expense of an automobile provided by us.

(4)	Portions of the amounts paid to Dr. Gapontsev and Dr. Shcherbakov were denominated in Euros and Rubles. These were translated into U.S. Dollars at the average daily exchange rates for 2009, 2008 and 2007, respectively.

Employment Agreements

We have employment agreements with each of executives named in the table above. The employment agreements expire on December 31, 2010, and in the event of a change in control, the agreements would be extended to expire on the second anniversary of such change in control.

The employment agreements set the annual base salaries for the Named Executive Officers at $395,000 for Dr. Gapontsev, €257,000 for Dr. Shcherbakov, $295,000 for each of Messrs. Mammen and Lopresti and $275,000 for Dr. Ovtchinnikov, effective January 1, 2009. The agreements entitle these executive officers to participate in bonus plans, standard insurance plans such as life, short-term disability and long-term disability insurance and retirement benefits, such as the 401(k) plan and equity award plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the organization. Each of these executive officers also entered into a new non-competition agreement with the

Company that prohibits each of them from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company’s employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following the termination of his employment. The severance provisions of the agreements are described below under “Potential Payments Upon Termination or Change in Control.”

2009 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards to our Named Executive Officers in 2009:

					All Other		Grant Date
					Stock Awards:	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Number of	Base Price	Stock and
		Non-Equity Incentive Plan Awards			Shares of	of Option	Option
	Grant	($)(1)			Stock or	Awards	Awards
Name	Date	Threshold	Target	Maximum	Units(2)	($ / Sh)	($)(3)

Valentin P. Gapontsev, Ph.D.	12/19/2008	55,575	222,300	333,450	—	—	—
Timothy P.V. Mammen	12/19/2008	27,641	110,565	165,848	—	—	—
	2/26/2009	—	—	—	25,000	8.26	117,802
	2/26/2009	—	—	—	13,281	8.26	30,028
Eugene Shcherbakov, Ph.D.	12/19/2008	33,464	133,857	200,786	—	—	—
	2/26/2009	—	—	—	22,000	8.26	103,666
	2/26/2009	—	—	—	11,688	8.26	26,427
Angelo P. Lopresti	12/19/2008	27,641	110,565	165,848	—	—	—
	2/26/2009	—	—	—	20,000	8.26	94,242
	2/26/2009	—	—	—	10,625	8.26	24,023
Alexander Ovtchinnikov, Ph.D.	12/19/2008	25,781	103,125	154,688	—	—	—
	2/26/2009	—	—	—	22,000	8.26	103,666
	2/26/2009	—	—	—	11,688	8.26	26,427

(1)	Amounts shown represent potential amounts that were available under the STIP for 2009 for achievement of financial performance measures. Performance measures used in determining STIP payments are discussed in “Compensation Discussion and Analysis” above. Based on 2009 performance, no amounts were earned in 2009 under the STIP.

(2)	The amounts listed reflect stock options granted under our 2006 Incentive Compensation Plan and are described in the Outstanding Equity Awards as of December 31, 2009 table below.

(3)	The value of an option award is based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of option grants are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2010. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised. All such options were granted under our 2006 Incentive Compensation Plan.

Outstanding Equity Awards as of December 31, 2009

The following table provides information regarding unexercised stock options held by each of our Named Executive Officers as of December 31, 2009:

		Option Awards
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option	Option
	Grant	Options (#)	Options (#)		Exercise	Expiration
Name	Date	Exercisable	Unexercisable		Price ($)(1)	Date

Valentin P. Gapontsev, Ph.D.	—	—	—		—	—
Timothy P.V. Mammen	6/14/2002	33,334	—		$1.50	6/14/2012
	9/22/2005	10,000	—		$1.88	9/22/2015
	4/18/2006	40,000	26,667	(2)	$5.37	4/18/2016
	5/9/2008	—	25,000	(3)	$19.69	5/8/2018
	2/26/2009	6,641	6,640	(4)	$8.26	2/25/2019
	2/26/2009	—	25,000	(5)	$8.26	2/25/2019
Eugene Shcherbakov, Ph.D.	4/18/2006	40,000	26,667	(2)	$5.37	4/18/2016
	5/9/2008	—	22,000	(3)	$19.69	5/8/2018
	2/26/2009	5,844	5,844	(4)	$8.26	2/25/2019
	2/26/2009	—	22,000	(5)	$8.26	2/25/2019
Angelo P. Lopresti	4/18/2006	40,000	26,667	(2)	$5.37	4/18/2016
	5/9/2008	—	20,000	(3)	$19.69	5/8/2018
	2/26/2009	5,313	5,312	(4)	$8.26	2/25/2019
	2/26/2009	—	20,000	(5)	$8.26	2/25/2019
Alexander Ovtchinnikov, Ph.D.	4/18/2006	30,000	40,000	(2)	$5.37	4/18/2016
	5/9/2008	—	22,000	(3)	$19.69	5/8/2018
	2/26/2009	5,844	5,844	(4)	$8.26	2/25/2019
	2/26/2009	—	22,000	(5)	$8.26	2/25/2019

(1)	Represents the fair market value of a share of our common stock on the grant date of the option.

(2)	Assuming the continued service of the Named Executive Officer, 1/5th of the options vest in annual installments commencing April 18, 2007.

(3)	Assuming the continued service of the Named Executive Officer, 1/12th of the options vest in monthly installments commencing on May 9, 2012.

(4)	Assuming the continued service of the Named Executive Officer, 50% of the options vest on December 1, 2009 and the balance in twelve monthly installments commencing January 1, 2010.

(5)	Assuming the continued service of the Named Executive Officer, 1/32nd of the options vest in monthly installments commencing May 1, 2011.

2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan

In April 2000, our Board of Directors adopted our 2000 Incentive Compensation Plan, or 2000 plan, and in February 2006, our Board of Directors adopted our 2006 Incentive Compensation Plan, or 2006 plan. The 2000 plan and the 2006 plan have been approved by our stockholders. We reserved 5,833,333 shares under the 2000 plan and 4,000,000 shares under the 2006 plan for the issuance of awards under the plans. Other than the number of shares reserved, the plans are substantially identical. Each plan terminates ten years after its adoption, unless terminated earlier by our Board of Directors.

The 2000 plan and the 2006 plan are administered by the Compensation Committee of our Board of Directors. The Compensation Committee approves awards under the plans, including the exercise price and other terms of each award, subject to the provisions of the plans and has general authority to administer the plans.

Each plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The plans also provide for awards of restricted stock, stock units, performance shares, performance units, stock appreciation rights and cash awards. The 2000 plan also provides for awards of unrestricted stock.

Our officers, directors, employees, consultants and advisors are eligible to receive awards under the plans. No participant may receive awards for over 1,333,333 shares of common stock in any calendar year under the 2000 plan, or over 1,666,667 shares of common stock in any calendar year under the 2006 plan.

In June 2006, our Board of Directors adopted our Non-Employee Directors Stock Plan (the non-employee director plan) and in October 2006 the non-employee director plan was approved by our stockholders. Only our non-employee directors are eligible to receive awards under the non-employee director plan. We reserved 166,666 shares for issuance under the non-employee director plan. If the stockholders approve the amendment to the non-employee director plan at the 2010 annual meeting of stockholders, the maximum number of shares of common stock in such plan will increase by 320,000 shares to 486,666 shares.

The non-employee director plan terminates ten years after its adoption, unless terminated earlier by our Board of Directors.

The non-employee director plan is administered by our Board of Directors. The Board of Directors approves awards under the plan, including the exercise price and other terms of each award, subject to the provisions of the plan and has general authority to administer the plan. The exercise price must be at least equal to the fair market value of our common stock on the date of grant.

The non-employee director plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Code. The plan also provides for awards of stock appreciation rights, stock units, stock awards and cash awards.

Each of the 2000 plan and the 2006 plan provides that, upon a change in control of our company, the Compensation Committee may, in its sole discretion:

•	accelerate the time for exercise or payout of all outstanding awards;

•	cancel the award after notice to the holder of an outstanding award as long as the holder receives a payment equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award; or

•	provide that all outstanding awards will be either assumed by the entity that acquires control or substituted for similar awards by such entity.

In addition, in the event that the 2000 plan or 2006 plan is terminated due to a merger or acquisition of our company, the Compensation Committee has the right, but not the obligation, to direct the repurchase of outstanding stock options at a price equal to the fair market value of the shares subject to the repurchased options less the exercise price per share.

The non-employee director plan provides that awards become fully vested and exercisable upon a change in control. The plan defines a “change in control” as the occurrence of any of the following:

•	any person becomes a beneficial owner of our securities representing at least 50% of the combined voting power of our then-outstanding securities;

•	persons who, at the beginning of any period of two consecutive years, were members of the Board of Directors cease to constitute a majority of the Board of Directors unless the election or nomination for election by the stockholders of each new director during that two-year period is approved by at least two-thirds of the incumbent directors then still in office;

•	the occurrence of a merger, sale of all or substantially all of our assets, cash tender or exchange offer, contested election or other business combination under circumstances in which our stockholders immediately prior to such merger or other such transaction do not, after such transaction, own shares representing at least a majority of our voting power or the surviving or resulting corporation, as the case may be; or

•	our stockholders approve a complete liquidation.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each of our U.S. employees who customarily works more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan after completing six months of service. To participate in the plan, an employee may designate prior to the commencement of a six-month offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 10% of his compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts withheld from his or her payroll deductions at a price equal to 85% of the lesser of the fair market value of the shares on the purchase date or the fair market value of the shares on the first day of the offering period. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of our stock possessing 5% or more of the total combined voting power or value of all classes of our stock. The employee stock purchase plan includes a “Non-Code Section 423 Component” for the employees of subsidiaries outside the United States.

2009 Option Exercises and Stock Vested

The following table provides information regarding stock option exercises by our Named Executive Officers in 2009:

	Option Awards
	Number of Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise($)(1)

Valentin P. Gapontsev, Ph.D.	—	—
Timothy P.V. Mammen	3,334	42,909
Eugene Shcherbakov, Ph.D.	—	—
Angelo P. Lopresti	62,213	901,198
Alexander Ovtchinnikov, Ph.D.	6,667	87,331

(1)	The value realized is based on the difference between the sale price (with respect to non-qualified stock options) or the reported closing sale price on the date of sale (with respect to incentive stock options), and the exercise price.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit pension plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit pension plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

If the Company terminates the employment of any of the Named Executive Officers without cause (as defined in the respective employment agreements) or any of the Named Executive Officers terminates his employment for good reason (as defined in the respective employment agreements), then the officer would receive:

(a) continuation of salary for one year, except in the case of Dr. Gapontsev, who would receive continuation of salary for two years;

(b) a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period (such portion based upon the percentage of the year that he was employed by the Company);

(c) continuation of medical and dental benefits for twelve months;

(d) accelerated vesting of equity compensation awards granted after the date of the agreement that otherwise would have vested within twelve months of termination of employment; and

(e) full accelerated vesting of equity compensation awards granted after the date of the agreement if such termination occurs within 24 months following a change in control (as defined in the 2006 Incentive Compensation Plan).

If the employment period of any of the Named Executive Officers terminates and the Company does not offer such officer continued employment in the same or a substantially similar position and at a compensation level that is the same or substantially similar to the compensation level in effect at the end of the employment period, then such officer would receive the compensation and benefits described in (a), (b) and (e) above.

An officer would also receive the payments described in (b) above if his employment is terminated by death or disability.

Under the employment agreements, the Company is not obligated to make any cash payments if employment is terminated by the Company for cause or by the executive not for good reason. Payments to the officers are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of the Company.

A change in control of the Company does not affect the amount of any cash severance payments payable under the employment agreements. Upon a change in control, the officers’ employment periods under the agreements would automatically be extended to the second anniversary of the change in control.

The stock options and restricted stock units awarded to the Named Executive Officers do not provide for automatic accelerated vesting if the Company terminates employment without cause, if the employee terminates employment for good reason or upon a change in control. Each of the 2000 Incentive Compensation Plan and the 2006 Incentive Compensation Plan provides that, upon a change in control of the Company, the Compensation Committee, in its sole discretion, may (i) accelerate the time for exercise or payout of all outstanding awards, (ii) pay the holder equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award or (iii) provide that all outstanding awards will either be assumed by the entity that acquires control or substituted for similar awards by such entity. See “2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan” above.

The following table provides information regarding compensation and benefits to our Named Executive Officers as of December 31, 2009 upon a termination of employment or change in control:

		Termination
		Without Cause or	Change in
		for Good Reason	Control
Name	Benefit	($)	($)(1)

Valentin P. Gapontsev, Ph.D.	Salary and Benefits Continuation	796,705	—
	Option acceleration	—	—
Timothy P.V. Mammen	Salary and Benefits Continuation	304,166	—
	Option acceleration	—	570,928
Eugene Shcherbakov, Ph.D.	Salary and Benefits Continuation	361,555	—
	Option acceleration	—	538,776
Angelo P. Lopresti	Salary and Benefits Continuation	304,166	—
	Option acceleration	—	517,330
Alexander Ovtchinnikov, Ph.D.	Salary and Benefits Continuation	284,194	—
	Option acceleration	—	690,239

(1)	Change in control value is calculated using the aggregate difference between the exercise prices of stock options and the closing sale price of our common stock on December 31, 2009 if the Compensation Committee determines to accelerate the vesting of stock options outstanding at December 31, 2009 upon a change in control.

Compensation Risk Assessment Review

In 2010, with assistance from the outside legal counsel, management conducted a risk assessment of the Company’s compensation policies and practices for all employees, including non-executive officers, and reported its findings to the Compensation Committee. Management concluded that the Company’s compensation policies and practices are balanced and do not motivate imprudent risk taking. The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable financial and operating performance. The Company’s annual incentive compensation is based on performance measures that promote progress towards longer-term goals and is capped at sustainable levels. The Company has appropriate procedures in place to mitigate material risks, if any, from its compensation practices and policies.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

The following table provides information about the beneficial ownership of our common stock as of April 1, 2010 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 1, 2010 through the exercise of any option, warrant or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 46,125,191 shares of common stock outstanding as of April 1, 2010. All shares included in the “Right to Acquire” column represent shares subject to outstanding stock options that are exercisable within 60 days after April 1, 2010. The address of our executive officers and directors and IP Fibre Devices (UK) Ltd. is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

5% Stockholders, Directors	Shares Beneficially Owned
and Executive Officers	Outstanding	Right to Acquire	Total	Percent

Valentin P. Gapontsev, Ph.D.(1)	19,106,933	—	19,106,933	41.4%
IP Fibre Devices (UK) Ltd.	8,004,002	—	8,004,002	17.4%
Columbia Asset Management, L.P.(2)	4,778,800	—	4,778,800	10.4%
Royce & Associates, LLC(3)	2,419,599	—	2,419,599	5.2%
Robert A. Blair	96,438	25,000	121,438	*
John H. Dalton	122,624	30,000	152,624	*
Igor Samartsev(4)	378,789	21,302	400,091	*
Eugene Shcherbakov, Ph.D.(5)	19,994	62,099	82,093	*
Timothy P.V. Mammen	91,999	106,628	198,627	*
Angelo P. Lopresti	107,537	61,302	168,839	*
William F. Krupke, Ph.D.	21,200	5,000	26,200	*
Michael C. Child	4,912	10,000	14,912	*
Alexander Ovtchinnikov, Ph.D.	112,956	58,279	171,235	*
Henry E. Gauthier	10,000	15,000	25,000	*
William S. Hurley	8,000	25,000	33,000	*
William Shiner	35,080	7,172	42,252	*
George BuAbbud	90,000	81,448	171,448	*
All executive officers and directors as a group (14 persons)	20,206,462	508,230	20,714,692	44.4%

*	Less than 1.0%.

(1)	Includes shares beneficially owned by IP Fibre Devices (UK) Ltd. (“IPFD”), of which Dr. Gapontsev is the managing director. Dr. Gapontsev has voting and investment power with respect to the shares held of record by IPFD. Dr. Gapontsev has a 53% economic interest in IPFD.

(2)	The address of Columbia Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(3)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(4)	Does not include shares held by IPFD. Mr. Samartsev has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

(5)	Does not include shares held by IPFD. Dr. Shcherbakov has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with IP Fibre Devices

We sublease office space in London, England from IPFD and reimburse IPFD for related general and administrative expenses. We paid IPFD $107,000 in 2009 relating to the sublease and reimbursement of related expenses. Dr. Valentin P. Gapontsev, our Chief Executive Officer, Dr. Eugene Shcherbakov, a member of our Board of Directors and Managing Director of IPG Laser, and Igor Samartsev, a member of our Board of Directors and Acting General Manager of NTO IRE-Polus, own 53%, 8% and 8%, respectively, of IPFD, which owns 8,004,002 shares of our common stock, which represents approximately 18% of our outstanding common stock. IPFD is a limited company organized under the laws of the United Kingdom. Its primary purpose is to hold financial and other assets and it does not engage in any business that is competitive to ours.

Transactions with NTO IRE-Polus

In March 2009, we purchased the 26.7% and 4.9% ownership interests of NTO IRE-Polus, our Russian subsidiary, held by Dr. Valentin P. Gapontsev and Igor Samartsev, respectively. We own now 99.9% of NTO IRE-Polus. The purchase prices for the minority interests of Dr. Gapontsev and Mr. Samartsev were $5,169,300 and $948,673, respectively. The purchase price was determined based on the net asset value of NTO IRE-Polus at June 30, 2008. Pursuant to the Agreement and Plan of Reorganization dated August 5, 2008 among us, IPG Laser GmbH, Dr. Gapontsev and Mr. Samartsev, we issued to Dr. Gapontsev and Mr. Samartsev 247,690 and 45,456 shares of our common stock, respectively, in payment of the purchase price.

In the ordinary course of business, we sell components to NTO IRE-Polus. NTO IRE-Polus also sells us components, tools and equipment that we use in our production and testing. Sales by us to NTO IRE-Polus were approximately $6.1 million in 2009, and sales by NTO IRE-Polus to us were approximately $8.7 million in 2009.

In 2007, we guaranteed a Euro 3.0 million line of credit to NTO IRE-Polus from Deutsche Bank AG. We also guarantee the lines of credit to our other subsidiaries. Dr. Gapontsev and Mr. Samartsev agreed to reimburse the Company a pro rata portion of amounts paid by the Company under the guarantee based upon their proportionate ownership interests in NTO IRE-Polus. These reimbursement guarantees were released in March 2009 following our purchase of the minority ownership interests in NTO IRE-Polus from them. In November 2008, we agreed to provide up to $6.5 million in financing to NTO IRE-Polus under a promissory note that matured in November 2009. The proceeds from the note, which bears interest at an annual rate of 5.5%, were used to repay another loan bearing higher interest and for capital expenditures and general working capital.

Transactions with Verghese Mammen

Mr. Verghese Mammen provides consulting services to us, including assistance in managing our operations in India, and acts as a sales representative for us in India. Verghese Mammen is the father of Timothy P.V. Mammen, our Chief Financial Officer. Consulting fees, commissions and business expense reimbursements paid to Verghese Mammen totaled $187,000 in 2009. Verghese Mammen also serves as a director of our Indian subsidiary, for which he receives no additional compensation.

Policies and Procedures with Respect to Related Party Transactions

The Board adopted a related party transaction policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $100,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions in the policy, Related Person Transactions must be brought to the attention of the Nominating and Corporate Governance Committee for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Nominating and Corporate Governance Committee is required to consider all relevant facts and circumstances, including without limitation the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related

Person’s independence (as determined by the Governance Guidelines and the listing standards of the Nasdaq Global Market) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the Nominating and Corporate Governance Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.

Pursuant to our Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors should inform the chairman of our Nominating and Corporate Governance Committee prior to joining the Board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2009 our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any of our other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

2011 Annual Meeting and Nominations

Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our bylaws. If you would like us to consider including a proposal in our proxy statement or nominating a director next year, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before December 16, 2010. If you would like to present a proposal at the 2011 annual meeting, but not to have such proposal included in our proxy statement relating to that meeting, such proposal must be received by our Secretary not earlier than February 8, 2011 and not later than March 10, 2011. Our bylaws contain additional specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our bylaws require that the notice to the Company include (i) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (ii) the nominee’s written consent to being named in the proxy statement and serving as a director, if elected and (iii) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our bylaws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company’s procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our bylaws, please contact our Secretary.

Exhibit A

Amendment to Non-Employee Directors Stock Plan

RESOLVED, that the second sentence of Section 5.1 of the Non-Employee Directors Stock Plan shall be deleted and replaced with the following:

“Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be issued or transferred to Participants under the Plan shall be 486,666 shares.”

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	000004	000000000.000000 ext 000000000.000000ext
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com / ipgp • Follow the steps outlined on the second website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors — The following directors have	01 — Valentin P. Gapontsev, Ph.D.	02 — Eugene Shcherbakov, Ph.D.	03 — Igor Samartsev

been nominated for election for a one-year term.	04 — Robert A. Blair	05 — Michael C. Child	06 — John H. Dalton	+

	07 — Henry E. Gauthier	08 — William S. Hurley	09 — William F. Krupke, Ph.D.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09

☐	For All EXCEPT — To withhold a vote for one or more nominees, mark	☐	☐	☐	☐	☐	☐	☐	☐	☐
the box to the left and the corresponding numbered box(es) to the right.

	For	Against	Abstain

2.   To amend Non-Employee Directors Stock
Plan to increase the maximum number of shares
of common stock that may be issued or
transferred to any non-employee director
participating in such plan by 320,000 shares.

	For	Against	Abstain

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of IPG Photonics Corporation for 2010.

The undersigned hereby appoints Dr. Valentin P. Gapontsev as proxy, with full power of substitution, to represent and vote as designated above all the shares of Common Stock of IPG Photonics Corporation held of record by the undersigned on April 14, 2010, at the annual meeting of stockholders to be held at IPG Photonics Corporation at 50 Old Webster Road, Oxford, Massachusetts 01540, on June 8, 2010, at 10:00 a.m. local time, or any adjournment or postponement thereof.

Non-Voting Items Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 1 U P X	J N T 0 1 3 0 2 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

–
®

Proxy — IPG Photonics Corporation

Notice of 2010 Annual Meeting of Stockholders
Proxy Solicited by the IPG Photonics Corporation Board of Directors for Annual Meeting — June 8, 2010
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)